Exhibit 99.1

MGC Diagnostics Corporation 350 Oak Grove Parkway Saint Paul, MN 55127 Telephone: (651) 484-4874 Facsimile: (651) 484-4826

FOR IMMEDIATE RELEASE

MGC Diagnostics Corporation Reports

Fiscal 2015 First Quarter Results

First Quarter Fiscal 2015 Highlights:

•	First quarter 2015 revenue increased by 41.9% to $8.9 million, compared to $6.3 million in the prior year period. First quarter revenue includes $1.2 million from MediSoft.
•	Medical Graphics achieved organic revenue growth of 22.4% compared to last year.
•	Service revenue increased by 22.7% to $1.7 million in the fiscal first quarter compared to $1.3 million in the prior year period.
•	Sales backlog of $1.9 million ($1.1 million for Medical Graphics and $800,000 for MediSoft) at the end of the quarter, compared to $371,000 for Medical Graphics at the end of the first quarter of fiscal year 2014.
•	Gross margin of 54.5% in the first quarter includes gross margin for Medical Graphics of 58.1%, an all time quarterly high, and MediSoft had a gross margin 31.8%.
•	Operating expenses were $4.8 million in the first quarter, and after excluding MediSoft’s first quarter operating expenses of $922,000, Medical Graphics-only expenses were flat with the prior year quarter at $3.8 million.
•	Operating income was $100,000 for the first quarter, compared to an operating loss of ($226,000) in the fiscal 2014 first quarter. For the quarter, Medical Graphics had operating income of $632,000 and MediSoft had an operating loss of ($532,000).
•	The Company incurred a 2015 first quarter net loss of ($541,000) or $(0.13) per share, compared to a net loss of ($243,000), or ($0.06) per share in the prior year period. The net loss for the quarter was principally caused by a non-cash, foreign currency translation loss of $724,000, as further explained below under the heading “Fiscal 2015 First Quarter.” For the quarter, Medical Graphics had a net loss of ($29,000) and MediSoft had a net loss of ($512,000).

SAINT PAUL, MN (March 5, 2015) — MGC Diagnostics Corporation (NASDAQ: MGCD), a global medical technology company, today reported financial results for the first quarter ended January 31, 2015.

•	2015 first quarter domestic equipment, supplies and accessories revenues increased 24.5% to $4.6 million, compared to $3.7 million in the 2014 first quarter. During the quarter, competitive account conversions totaled 10 accounts, or $338,000 in revenue, compared to 14 accounts, or $662,000 in revenue for the same quarter last year, and MediSoft contributed domestic revenues of $119,000 from its U.S. distributor. Excluding the effect of revenues from competitive conversions and domestic MediSoft revenue, in each period, Medical Graphics domestic equipment and accessories revenue grew 58.1% in the fiscal 2015 first quarter, compared to the same quarter last year.

•	Domestic service revenues, which are entirely attributed to Medical Graphics, increased 22.7% to $1.7 million, compared to $1.3 million for the same quarter last year. The Attachment Rate, which reflects the percentage of Extended Service Contracts that were sold during customer equipment purchases, was 28% for the fiscal 2015 first quarter, compared to 31% for the fourth quarter of fiscal year 2014.
•	International equipment, supplies and accessories revenues grew 114.3% to $2.7 million, compared to $1.2 million for the fiscal 2014 first quarter, due primarily to the $1.1 million of revenues contributed by MediSoft from international markets. Excluding MediSoft revenues, Medical Graphics international equipment, supplies and accessories revenues increased 25.2% due to higher sales in Europe and the Middle East.

“We are pleased with the first quarter domestic and international results that we generated through our Medical Graphics subsidiary. We realized year-over-year double-digit revenue increases, gross margin expansion and a significant increase in operating income compared to the first quarter of fiscal 2014. We are also beginning to see a pick-up in domestic buying activity, reversing last year’s trend when the uncertainty surrounding the Affordable Care Act negatively influenced domestic buying decisions,” said Todd M. Austin, chief executive officer.

Fiscal 2015 First Quarter

•	Gross margin for the quarter was 54.5% (58.1% for Medical Graphics and 31.8% for MediSoft), compared to 56.5% in the fiscal 2014 first quarter for Medical Graphics. Gross margin for equipment, supplies and accessories was 50.3% for the quarter (54.0% for Medical Graphics and 31.8% for MediSoft), compared to 53.6% for Medical Graphics in the prior year’s quarter. Gross margin for services was 73.1% for the quarter, compared to 67.3% for the same period last year.
•	First quarter 2015 general and administrative expenses totaled $1.7 million, or 18.7% of revenue, compared to $1.1 million, or 18.1% of revenue in the comparable quarter last year. This increase is primarily due to MediSoft general and administrative expenses of $483,000 and higher Medical Graphics legal and external audit fees of $135,000.
•	Sales and marketing expenses were $2.2 million, or 25.1% of revenue, compared to $2.0 million, or 32.0% of revenue in the 2014 first quarter. This increase is primarily due to MediSoft sales and marketing expenses of $262,000.
•	Research and development expenses were $810,000, or 9.1% of revenue in the fiscal 2015 first quarter, up from $624,000, or 9.9% of revenue in last year’s first quarter. This increase is primarily due to MediSoft research and development expenses of $135,000 and Medical Graphics new product development expenses of $50,000.
•	The acquisition of MediSoft increased the Company’s exposure to currency translation risks due to its investment in Euro-denominated assets and the earnings derived from MediSoft’s operations. The Company structured the capitalization of its Belgium holding company with a combination of debt and equity to obtain potential tax savings on the future profitability of MediSoft. In the fiscal 2015 first quarter, due to the United States dollar gaining strength against the Euro, we reported a non-cash, foreign currency translation loss of $724,000 in the consolidated statements of comprehensive loss as foreign currency loss. Additionally, pertaining to the net asset position for assets and liabilities of MediSoft, we also incurred a non-cash, foreign currency translation loss of $106,000, which is included in the consolidated balance sheets as accumulated other comprehensive loss, and in the consolidated statements of comprehensive loss as other comprehensive loss.

Austin continued, “The first quarter results for MediSoft were as expected. MediSoft’s first quarter sales were insufficient to cover their fixed cost of production, putting pressure on the gross margin of the business. In addition, as we expected, their quarterly operating expenses were higher than what we plan to incur in future quarters because of investments we have made to improve manufacturing, inventory management, regulatory compliance, sales and marketing and back-office operations. Despite these initial financial results, the acquisition of MediSoft was an important strategic decision for MGC because the leverage gained from the combination of our businesses will increase our ability to grow market share outside of the U.S., and enhance our product and intellectual property portfolio to drive future revenue growth. Based on the work we have done to date, we continue to expect that MediSoft will become accretive in fiscal 2015.”

“During fiscal 2015, we plan to launch a redesign of Medical Graphics’ Ultima Series of cardiopulmonary diagnostic devices. This project is important to us because it will address the void of innovation that has existed in our industry over the last decade, and it meets the evolving needs of our customers in various healthcare settings. We are receiving favorable feedback from product demonstrations, and we are confident that this redesign will be positively received by the market when we roll it out. To further enhance revenue growth and increase market share, we have also focused on expanding our world-wide customer base by demonstrating the value proposition of our existing products and services. We are enthusiastic about our business strategies, the value of our products and services and their market positioning, and the market showing indications that buying activity is increasing domestically and internationally. Our first quarter performance provides a significant springboard as we continue through fiscal 2015. The entire MGC Diagnostics team is committed to capitalizing on the growth opportunities that lie ahead of us,” concluded Austin.

Net Operating Loss Carry Forward

At October 31, 2014, the Company, through its Medical Graphics subsidiary, had federal net operating loss carryforwards of approximately $13.0 million, not subject to IRC annual limitations on use. These loss carryforwards will expire in years 2018 through 2034. Net operating loss carryforwards from the Company’s international tax jurisdictions were approximately $3.0 million. These loss carryforwards do not expire.

Conference Call

The Company has scheduled a conference call for Thursday, March 5, 2015 at 11:00 a.m. ET to discuss its financial results for the first quarter of fiscal year 2015.

Participants can dial (877) 317-6789 or (412) 317-6789 to access the conference call, or listen via a live Internet webcast on the Company’s website at www.mgcdiagnostics.com. A replay of the conference call will be available by dialing (877) 344-7529 or (412) 317-0088, confirmation code10060908, through March 11, 2015. A webcast replay of the conference call will be accessible on the Company’s website at www.mgcdiagnostics.com for 90 days.

About MGC Diagnostics

MGC Diagnostics Corporation (NASDAQ: MGCD), is a global medical technology company dedicated to cardiorespiratory health solutions. The Company, through its Medical Graphics Corporation and MediSoft SA subsidiaries, develops, manufactures and markets non-invasive diagnostic systems. This portfolio of products provides solutions for disease detection, integrated care, and wellness across the spectrum of cardiorespiratory healthcare. The Company’s products are sold internationally through distributors and in the United States through a direct sales force targeting heart and lung specialists located in hospitals, university-based medical centers, medical clinics, physicians’ offices, pharmaceutical companies, medical device manufacturers, and clinical research organizations (CROs). For more information about MGC Diagnostics, visit www.mgcdiagnostics.com.

Cautionary Statement Regarding Forward Looking Statements

From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, MGC Diagnostics Corporation may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans that include the words “believes,” “expects,” “anticipates,” “intends” or similar expressions. For these forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in federal securities laws. These forward-looking statements are subject to a number of factors, risks and uncertainties, including those disclosed in our periodic filings with the SEC, that could cause actual performance, activities or plans after the date the statements are made to differ significantly from those indicated in the forward-looking statements. For a list of these factors¸ see the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward Looking Statements,” in the Company’s Form 10-K for the year ended October 31, 2014, and any updates in subsequent filings on Form 10-Q or Form 8-K under the Securities Exchange Act of 1934.

Contacts

Company	Investors	Media
Wesley W. Winnekins	Joe Dorame, Robert Blum, Joe Diaz	Al Galgano, David Heinsch
MGC Diagnostics Corporation	Lytham Partners, LLC	PadillaCRT
Chief Financial Officer	(602) 889-9700	(612) 455-1700
(651) 484-4874	mgcd@lythampartners.com	Al.Galgano@padillacrt.com David.Heinsch@padillacrt.com

(Financial Tables to Follow)

MGC DIAGNOSTICS CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

January 31, 2015 and October 31, 2014

(In thousands, except share and per share data)

	January 31, 2015	October 31, 2014
Assets	(Unaudited)
Current Assets:
Cash and cash equivalents	$5,300	$5,675
Accounts receivable, net of allowance for doubtful accounts of $228 and $228, respectively	7,351	7,068
Inventories, net of obsolescence reserve of $342 and $387, respectively	5,660	5,548
Current deferred tax assets	18	20
Prepaid expenses and other current assets	1,734	1,926
Total current assets	20,063	20,237
Property and equipment, net of accumulated depreciation of $4,300 and $4,180, respectively	3,112	3,469
Intangible assets, net	4,282	4,375
Goodwill	3,768	4,196
Other non-current assets	69	67
Total Assets	$31,294	$32,344
Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$2,996	$3,161
Employee compensation	1,592	1,664
Deferred income	3,733	3,804
Current portion of long-term debt	800	800
Other current liabilities and accrued expenses	1,084	1,042
Total current liabilities	10,205	10,471
Long-term liabilities:
Long-term debt, less current portion	2,800	3,000
Non-current deferred income taxes	271	484
Long-term deferred income and other	2,984	2,884
Total Liabilities	16,260	16,839
Commitments and Contingencies
Shareholders’ Equity:
Common stock, $0.10 par value, authorized 25,000,000 shares, 4,270,373 and 4,255,593 shares issued and 4,212,672 and 4,198,558 shares outstanding in 2015 and 2014, respectively	421	420
Undesignated shares, authorized 5,000,000 shares, no shares issued and outstanding	—	—
Additional paid-in capital	23,645	23,470
Accumulated deficit	(8,812)	(8,271)
Accumulated other comprehensive loss	(220)	(114)
Total Shareholders’ Equity	15,034	15,505
Total Liabilities and Shareholders’ Equity	$31,294	$32,344

MGC DIAGNOSTICS CORPORATION AND SUBSIDIARIES

Consolidated Statements of Comprehensive Loss

(Unaudited in thousands, except per share data)

	Three months ended January 31,
	2015	2014
Revenues
Equipment, supplies and accessories revenues	$7,293	$4,959
Service revenues	1,650	1,345
	8,943	6,304
Cost of revenues
Cost of equipment, supplies and accessories revenues	3,628	2,300
Cost of service revenues	444	440
	4,072	2,740
Gross margin	4,871	3,564
Operating expenses:
Selling and marketing	2,241	2,016
General and administrative	1,671	1,143
Research and development	810	624
Amortization of intangibles	49	7
	4,771	3,790
Operating income (loss)	100	(226)
Interest expense, net	58	—
Foreign currency loss	724	—
Loss before taxes	(682)	(226)
(Benefit from) provision for taxes	(141)	17
Net loss	(541)	(243)
Other comprehensive loss; net of tax
Effect of foreign currency translation adjustments	(106)	—
Comprehensive loss	$(647)	$(243)

Loss per share:
Basic	$(0.13)	$(0.06)
Diluted	$(0.13)	$(0.06)
Weighted average common shares outstanding:
Basic	4,204	4,135
Diluted	4,204	4,135

MGC DIAGNOSTICS CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Unaudited in thousands)

	Three months ended January 31,
	2015	2014
Cash flows from operating activities:
Net loss	$(541)	$(243)
Adjustments to reconcile loss to net cash provided by operating activities:
Depreciation	119	75
Amortization	94	35
Stock-based compensation	113	127
Deferred income taxes	(173)	—
Loss on foreign currency	724	—
Increase in allowance for doubtful accounts	—	4
Decrease in inventory obsolescence reserve	(45)	(1)
Changes in operating assets and liabilities:
Accounts receivable	(371)	2,490
Inventories	(132)	(516)
Prepaid expenses and other current assets	177	82
Accounts payable	(35)	(206)
Employee compensation	(39)	(756)
Deferred income	58	75
Other current liabilities and accrued expenses	63	(286)
Net cash provided by operating activities	12	880

Cash flows from investing activities:
Purchases of property and equipment and intangible assets	(176)	(369)
Net cash used in investing activities	(176)	(369)

Cash flows from financing activities:
Payment of debt issuance costs	(5)	—
Payment of long-term borrowing	(200)	—
Proceeds from issuance of common stock under employee stock purchase plan	65	67
Repurchase of common stock upon vesting of restricted stock awards	(2)	(48)
Net cash (used in) provided by financing activities	(142)	19
Effect of exchange rate changes on cash	(69)	—
Net (decrease) increase in cash and cash equivalents	(375)	530
Cash and cash equivalents at beginning of period	5,675	10,574
Cash and cash equivalents at end of period	$5,300	$11,104

Cash paid for taxes	$15	$53
Cash paid for interest	32	—

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